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                                                                    Exhibit 3.1a



                               UNIFRAX CORPORATION

                             CONSENT OF STOCKHOLDERS
                             -----------------------

         The undersigned, being the holders of all of the issued and outstanding stock of UNIFRAX CORPORATION (the "Corporation"), (1) consent that a meeting of the stockholders of the Corporation be dispensed with for the purpose of adopting the following resolutions and (2) adopt such resolutions by written consent pursuant to Section 228 of the General Corporation Law of the State of
Delaware:

                  RESOLVED, that the Corporation amend its Certificate of Incorporation to create a class of preferred stock having rights and preferences superior to the common stock (the "Preferred Stock"), all as set forth in the Certificate of Amendment of Certificate of Incorporation attached to this Consent (the "Certificate Amendment"); and be it further

                  RESOLVED, that, in connection with such amendment, the president and secretary of the Corporation be, and they hereby are, authorized and directed, for and on behalf of the Corporation, to (1) execute and file with the Department of State of the State of Delaware the Certificate Amendment and
                  (2) take all other action as they shall deem appropriate for the purposes of creating, and authorizing the Corporation to issue, the Preferred Stock; and be it further

                  RESOLVED, that the Corporation issue 1,500 shares of Preferred Stock to Unifrax Holding Co. for a price of $1,500 per share and 166.67 shares of Preferred Stock to BP Exploration (Alaska) Inc. for a price of $1,500 per share; and be it further

                  RESOLVED, that the president or vice president and treasurer or secretary of the Corporation be, and they hereby are, authorized and directed to issue, in the name and on behalf of the Corporation and under its corporate seal, certificates for the shares of the Preferred Stock to be issued pursuant to the immediately preceding resolution upon receipt of the purchase price therefor; and be it further



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                  RESOLVED, that each agreement, certificate, instrument and other writing previously executed by a person who at the time of such execution was an officer or director of the Corporation, and each act previously taken by any such person, in connection with the transactions contemplated by these resolutions, is hereby in all respects ratified and confirmed.




Dated:  April 21, 1997

                                             UNIFRAX HOLDING COMPANY


                                             By /s/John Nestor
                                               ----------------------------
                                                  Name: John G. Nestor
                                                  Title:   President


                                             BP EXPLORATION (ALASKA) INC.


                                             By /s/P. D. Wilbur
                                               ----------------------------
                                                  Name: Peter D. Wilbur
                                                  Title:  Secretary